EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INDEPENDENCE POWER HOLDINGS, INC.

(F/K/A TRIUNITY BUSINESS SERVICES LIMITED),

TRIUNITY MERGER SUB INC.,

INDEPENDENCE POWER, INC.

and

Independence Investors LLC

Dated as of December 30, 2025

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 30, 2025 (this “Agreement”), is by and among Independence Power Holdings, Inc. (f/k/a TriUnity Business Services Limited), a Nevada corporation (“Parent”), TriUnity Merger Sub Inc., a Texas corporation and a wholly owned Subsidiary (as defined herein) of Parent (“Merger Sub”), Independence Power, Inc., a Texas corporation (the “Company”), and Independence Investors LLC, a Delaware limited liability company (the “Stockholder”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the relevant provisions of the Texas Business Organizations Code (the “TBOC”), Parent desires to acquire the Company, through the merger of Merger Sub with and into the Company (the “Merger”), and, pursuant to the Merger, the Company shall become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions of this Agreement and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Stockholder, owner of 100% of the issued and outstanding shares of Company Common Stock (as defined herein) as of the date hereof, by virtue of its execution of this Agreement, hereby adopts this Agreement and approves the transactions contemplated by this Agreement, including the Merger;

WHEREAS, each of the boards of directors of Parent and Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions of this Agreement and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and its stockholders and Merger Sub and its shareholders, respectively;

WHEREAS, Parent, in its capacity as the owner of 100% of the issued and outstanding shares of common stock of Merger Sub, by virtue of its execution of this Agreement, hereby adopts this Agreement and approves the transactions contemplated by this Agreement, including the Merger;

WHEREAS, for U.S. federal income Tax purposes, the parties hereto intend that the Merger qualifies as a tax-deferred exchange of property for stock under the provisions of Section 351 of the Internal Revenue Code of 1986 (the “Code”) and also as a reorganization pursuant to Section 368(a) of the Code;

WHEREAS, prior to the execution and delivery of this Agreement, and pursuant to Nevada Revised Statutes (“NRS”) 78.390, the board of directors of Parent has unanimously approved, and the stockholder holding a majority of the outstanding and issued shares of Parent have approved, amending and restating Parent’s articles of incorporation in full (the “Parent Articles”), including filing such amended and restated Parent Articles with the Secretary of State of Nevada;

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WHEREAS, pursuant to NRS 78.207, the board of directors of Parent has unanimously approved, and a majority of the stockholders of Parent have approved, amending the Parent Articles, immediately following the consummation of the Merger, to authorize a seven (7) for one (1) forward split of the Parent Common Stock upon the terms set forth therein (the “Parent Stock Split”); and

WHEREAS, for U.S. federal income Tax purposes, the parties hereto intend that the Parent Stock Split qualifies as a reorganization pursuant to Section 368(a) of the Code once effective.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.01    Certain Definitions.  For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

(b) “Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company and its Subsidiaries.

(c) “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in Houston, Texas or Las Vegas, Nevada.

(d) “Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company and its Subsidiaries.

(e) “Class A Parent Common Stock” means shares of common stock of Parent designated as “Class A Common Stock” in the Parent Articles, par value $0.0001 per share.

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(f) “Class B Parent Common Stock” means shares of common stock of Parent designated as “Class B Common Stock” in the Parent Articles, par value $0.0001 per share.

(g) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(h) “Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

(i) “Company Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries otherwise has a right to use.

(j) “Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively, “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, Liabilities or operations of the Company and its Subsidiaries, taken as a whole.

(k) “Company Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company and its Subsidiaries.

(l) “Company Products” means any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any of its Subsidiaries, from which the Company or any of its Subsidiaries has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

(m) “Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by, such Person.

(n) “Contract” means any oral or written contract, obligation, understanding, commitment, Lease, license, purchase order, bid or other agreement.

(o) “Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

(p) “Environmental Law” means any applicable Law or Order (i) relating to pollution or protection of the natural resources, endangered or threatened species, the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or human health and safety or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, treatment, generation, discharge, transportation, reporting, disposal or remediation of any Hazardous Substances.

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(q) “ERISA” means the Employee Retirement Income Security Act of 1974.

(r) “ERISA Affiliate” means any entity that together with the Company or any of its Subsidiaries would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(s) “Exchange Act” means the Securities Exchange Act of 1934.

(t) “GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis throughout the periods indicated.

(u) “Governmental Body” means any federal, state, foreign, provincial or local governmental or regulatory commission, quasi governmental, authority, tribunal, arbitration panel, arbitrator, mediator, court, board, bureau, department, agency or regulatory, legislative, taxing or administrative agency or body.

(v) “Hazardous Substances” means (i) any substance, material or waste that is defined, listed, prohibited or regulated as hazardous, toxic, contaminant, pollutant, or words of similar meaning under any Environmental Law and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

(w) “Intellectual Property Rights” means all (i) patents and patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisional applications, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and mask works (whether registered or unregistered), and all registrations, renewals and applications therefor, and rights in all works of authorship (including copyrights in Software) (“Copyrights”), (iii) corporate names, trademarks, service marks, trade dress, trade names and other indicia of source or origin, together with any and all goodwill associated with and symbolized by the foregoing items and all applications, registrations and renewals thereof (“Trademarks”), (iv) trade secrets and rights in confidential information, including rights in invention disclosures, proprietary processes and formulae, techniques, protocols, algorithms, layouts, designs, specifications, know-how, methods and inventions and improvements thereof (whether patentable or not) (“Trade Secrets”), (v) all design rights and any registrations and applications therefor, (vi) Internet domain name registrations, social media accounts and any and all goodwill associated with and symbolized by the foregoing items (“Domain Names”), (vii) rights in Software, data, databases, data compilations, and data collections, (viii) all moral rights and (ix) all other intellectual property rights arising anywhere in the world, including, in each case, all rights to claim priority thereto and recover damages for the infringement thereof.

(x) “IRS” means the U.S. Internal Revenue Service.

(y) “Knowledge” means (i) with respect to the Company, the actual knowledge of David J. Durrett or Scott Stephenson upon reasonable inquiry and (ii) with respect to Parent and Merger Sub, the actual knowledge of any of the officers or directors of Parent and Merger Sub upon reasonable inquiry (provided, that solely with respect to the Specified Representations, Knowledge shall mean the actual knowledge of any of the officers or directors of Parent and Merger Sub solely as obtained from the express representations and warranties of Jervey Choon set forth in Article II of the Share Sale Agreement).

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(z) “Kyma Batteries” means Kyma Batteries LLC, a Delaware limited liability company and Subsidiary of the Company.

(aa) “Law” means any federal, state, local, provincial or foreign law, constitution, treaty, convention, ordinance, code, rule, regulation, act, statute, edict, proclamation, settlement, directive or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body, including common law.

(bb) “Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company and its Subsidiaries relating to the foregoing.

(cc) “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, asserted or unasserted, liquidated or unliquidated, due or to become due or determined or determinable.

(dd) “Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, Order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

(ee) “Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation or (iii) any other license or distribution model similar to any of the foregoing.

(ff) “Order” means any temporary, preliminary or permanent stipulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

(gg) “Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Law and (iii) any amendment or modification to any of the foregoing.

(hh) “Parent Common Stock” means, collectively, the Class A Parent Common Stock and the Class B Parent Common Stock.

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(ii) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, Liabilities or operations of Parent.

(jj) “Parent Preferred Stock” means shares of preferred stock of Parent, par value $0.0001 per share.

(kk) “Parent SEC Reports” means, collectively, all forms, statements, schedules, certifications, reports and other documents filed or furnished by Parent to the SEC as a reporting company under the Exchange Act or the Securities Act, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.

(ll) “PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

(mm) “Per Share Merger Consideration” means, with respect to each Company Share issued and outstanding as of immediately prior to the Effective Time, the right to receive the applicable number of shares of Class A Parent Common Stock set forth in Section 3.01.

(nn) “Permit” means any license, import license, export license, franchise, permit, registration, certificate, certificate of occupancy, Consent or Order issued by any Person.

(oo) “Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and payable, or being contested in good faith, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Bodies, (v) non-exclusive licenses granted by the Company in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Audited Financial Statements and (viii) Liens on Leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

(pp) “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, Governmental Body, or other entity of any kind.

(qq) “Personal Information” means (i) information that is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, or related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any Internet protocol address or other persistent identifier and (iii) “personally identifiable information,” or “personal data,” as defined under applicable Privacy/Data Security Laws.

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(rr) “Privacy/Data Security Laws” means all Laws to the extent pertaining to data protection, data privacy, data security, cybersecurity, and cross-border data transfer governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

(ss) “Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

(tt) “Proprietary Software” means any Software owned or purported to be owned by the Company or any of its Subsidiaries.

(uu) “Released Related Parties” means, with respect to any Person, any former, current and future direct or indirect equity holders, controlling Persons, equity holders, option holders, members, general or limited partners and other Representatives of such Person and each of their respective successors and assigns.

(vv) “Representative” means, with respect to any Person, any member, manager, partner, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

(ww) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(xx) “SEC” means the Securities and Exchange Commission.

(yy) “Securities Act” means the Securities Act of 1933.

(zz) “Share Sale Agreement” means that certain Common Stock Purchase Agreement, dated as of November 14, 2025, by and between Jervey Choon and Energizer Systems, LLC.

(aaa) “Software” means all computer software (in object code or source code format), related data and databases, and related documentation.

(bbb) “Specified Representations” means those representations and warranties of Parent and Merger Sub contained in Section 6.06.

(ccc) “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

(ddd) “Tax” or “Taxes” means any federal, state, local, or foreign tax, levy, duty, or charge of any kind, including income, gross receipts, payroll, employment, excise, stamp, franchise, profits, withholding, social security (or similar, including FICA), real property, personal property, sales, use, escheat, abandoned property, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy, duty or charge of any kind whatsoever, including any interest, penalty, or additions to tax imposed with respect thereto.

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Section 1.02 Other Definitions. Each of the following terms is defined in the Section forth opposite such term:

Term	Section Reference

Agreement	Preamble
Arbitrator	Section 8.11
Audited Financial Statements	Section 4.07(a)
Blue Sky Laws	Section 4.05(b)
Certificate of Merger	Section 2.02(c)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Closing Filing	Section 7.01(b)
Closing Press Release	Section 7.01(b)
Code	Recitals
Company	Preamble
Company Disclosure Schedule	Article IV
Company Securities	Section 4.03(b)
Company Shares	Section 3.02
Company Trade Secrets	Section 4.13(c)
Copyrights	Section 1.01(w)
Data Protection Requirements	Section 4.13(i)
Domain Names	Section 1.01(w)
Effective Time	Section 2.02(c)
Environmental Permits	Section 4.15
Evaluation Date	Section 6.06(e)
Financial Statements	Section 4.07(b)
Intended Tax Treatment	Section 3.05
Interim Balance Sheet	Section 4.07(b)
Interim Financial Statements	Section 4.07(b)
Internal Controls	Section 6.06(e)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Material Contracts	Section 4.16(a)
Merger	Recitals
Merger Sub	Preamble
NRS	Recitals
Parent	Preamble
Parent Articles	Recitals
Parent Stock Split	Recitals
Patents	Section 1.01(w)
Plan	Section 4.10(a)
Remedies Exceptions	Section 4.04
Shrink Wrap Code	Section 4.16(a)(ii)
Stockholder	Preamble
Surviving Corporation	Section 2.01
TBOC	Recitals
Trade Secrets	Section 1.01(w)
Trademarks	Section 1.01(w)

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Section 1.03 Certain Rules of Construction.

(a) Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b) Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Interpretation. Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof, (ii) the word “including” means including without limitation, whether or not so specified, (iii) references in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine, reference, as the case may be, (iv) references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, (v) references herein to “$” or “dollars” means United States dollars, (vi) references to any Law mean such Law as amended modified, codified, replaced or reenacted, in whole or in part, and in effect as of the time of such reference, including rules and regulations promulgated thereunder, (vii) references to a particular Contract as of a given date means the Contract as amended, supplemented and modified from time to time through such date, together with any annexes, schedules or exhibits thereto; provided, that the foregoing shall not apply to any agreement, Contract, document or instrument referenced in the Company Disclosure Schedule unless the applicable amendment, modification or supplementation is also referenced therein, (viii) references to any Person includes such Person’s successors and permitted assigns, (ix) references to “written” or “in writing” include in electronic form (including email), (x) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”, (xi) to the extent that this Agreement requires an Affiliate or Subsidiary of any party hereto to take or omit to take any action, such covenant or agreement includes the obligation of such party hereto to cause such Affiliate or Subsidiary to take or omit to take such action, (xii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (xiii) references to the “date hereof” mean the date of this Agreement, (xiv) where this Agreement states that a party hereto “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means the party hereto is legally obligated to do so in accordance with this Agreement, (xv) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day and (xvi) unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(d) Exhibits and Schedules. The Exhibits, Company Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(e) Time Periods. References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

(f) Ordinary Course. References to “ordinary course of business” shall refer to the ordinary course of business for the Company and its Subsidiaries, consistent with past custom and practice.

(g) Document Delivery. For purposes of this Agreement, any document that is being described as being “provided”, “delivered”, “furnished”, “made available” or other similar reference, shall be treated as if such document was (i) delivered to Parent or its Representatives prior to the execution of this Agreement or (ii) made available for viewing in the “virtual data room” for “Independence” hosted by Vedder Price, as such materials were posted to such “virtual data room” before 5:00 p.m. (Central time) on the date prior to the date hereof in a manner which is continuously visible from the date of posting until the Closing to the Person (and the Representatives of such Person) to whom such item was made available.

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ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms set forth in this Agreement, and in accordance with the applicable provisions of the TBOC, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.02 Closing Date Transactions.

(a) Parent Articles. On the date hereof, immediately prior to the execution and delivery of this Agreement, Parent has caused the filing of the Parent Articles with the Secretary of State of the State of Nevada.

(b) Closing. Immediately following the execution and delivery of this Agreement, the closing of the Merger (the “Closing”) will take place at approximately 11:00 a.m. Eastern time on the date hereof (by the electronic exchange of fully executed documents contemplated by this Agreement to be exchanged or delivered at the Closing or, if otherwise agreed to by Parent and the Company, at the offices of Vedder Price P.C. located at 600 Brickell Avenue, Suite 1500, Miami, Florida 33131). The date upon which the Closing occurs is herein referred to as the “Closing Date.”

(c) Effective Time. On the Closing Date, immediately following the filing of the Parent Articles, the parties hereto shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with, the relevant provisions of the TBOC (the time of the acceptance of the Certificate of Merger by the Secretary of State of the State of Texas (or such later time as may be specified in the Certificate of Merger) being the “Effective Time”).

(d) Parent Articles Amendment; Parent Stock Split. On the Closing Date, immediately following the filing of the Certificate of Merger, Parent shall file an amendment to the Parent Articles with the Secretary of State of the State of Nevada authorizing the Parent Stock Split upon the terms set forth therein.

Section 2.03 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Certificate of Formation; Bylaws.

(a) Certificate of Formation. At the Effective Time, the certificate of formation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation until thereafter amended as provided by law and such certificate of formation; provided, however, that, at the Effective Time, Article 1 of the certificate of formation of the Surviving Corporation shall be amended to read as follows: “The name of the entity is: Independence Power, Inc.”.

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(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the TBOC, the certificate of formation and such bylaws.

Section 2.05 Directors and Officers. The initial directors and officers of the Surviving Corporation shall be the individuals set forth on Schedule 2.05, and each such director and officer shall hold office in accordance with the certificate of formation and bylaws of the Surviving Corporation. In addition, as of the Effective Time, the directors and officer of Parent shall be as specified on Schedule 2.05, each such director and officer to hold office in accordance with the Parent Articles (as amended) and bylaws of Parent.

ARTICLE III

CONVERSION AND EXCHANGE OF SECURITIES

Section 3.01 Issuance of Class B Parent Common Stock. Prior to the Effective Time and in connection with the approval of the Merger, Parent has declared an issuance of 32,000,000 shares of Class B Parent Common Stock to be issued as the consideration in the Merger, which issuance is conditioned upon the occurrence of the Effective Time and shall have a record date and time that is as of the close of business on the Closing Date.

Section 3.02 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities: (a) each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to clause (b) hereof) shall be canceled and converted into the right to receive 3,200 shares of Class B Parent Common Stock, which is a voting stock (with the result that the Stockholder will hold 32,000,000 shares of Class B Parent Common Stock as a result of the Merger), (b) each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto and (c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.03 Exchange of Company Shares.

(a) Surrender of Company Shares. At the Closing, the Company shall deliver a stock power in customary form reasonably satisfactory to Parent, executed by the Stockholder, in favor of Parent with respect to all Company Shares. Only upon the surrender of each Company Share pursuant to a duly completed and validly executed stock power shall the Stockholder be entitled to receive in exchange therefor the Per Share Merger Consideration, and Parent shall deliver, or cause to be delivered, the Per Share Merger Consideration to the Stockholder, which shares of Class B Parent Common Stock, which is a voting stock, shall be book-entry and not be certificated. Until surrendered as contemplated by this Section 3.03(a), each Company Share held by the Stockholder shall be deemed at all times after the Effective Time to represent only the right to receive the Per Share Merger Consideration upon the surrender of such Company Share pursuant to a duly completed and validly executed stock power in favor of Parent.

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(b) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

(c) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law.

Section 3.05 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a tax-deferred exchange of property for stock under the provisions of Section 351 of the Code. In addition, for U.S. federal income Tax purposes, it is intended that the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code (this sentence with the prior sentence, the “Intended Tax Treatment”). The parties hereto hereby agree that this Agreement is adopted as a “plan of reorganization”, as such term is used in Section 368 of the Code and in Treasury Regulations Section 1.368-2(g). The Merger shall be reported by the parties hereto for all Tax purposes in accordance with the Intended Tax Treatment, including attaching the applicable statement described in Treasury Regulations Sections 1.351-3 and 1.368-3 on or with its Tax return for the taxable year of the Merger, unless otherwise required by a Governmental Body as a result of a final “determination” within the meaning of Section 1313(a) of the Code. Separately, for U.S. federal income Tax purposes, the parties hereto intend that the Parent Stock Split qualifies as a reorganization pursuant to Section 368(a) of the Code. The parties hereto shall reasonably cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth, each of the Stockholder and the Company, jointly and severally, hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(b) Subsidiaries. Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof, together with the jurisdiction of incorporation or formation, as applicable, of each Subsidiary and the record owner of the outstanding capital stock of each Subsidiary. Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or other Person.

Section 4.02 Organizational Documents. The Company has, prior to the date hereof, made available to Parent a true, complete and correct copy of (a) its certificate of formation and bylaws and (b) the Organizational Documents of each Subsidiary of the Company, in each case of clauses (a) and (b), as amended through the date hereof. All such Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 4.03 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, all of which are issued and outstanding and held by the Stockholder. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. All outstanding shares of Company Common Stock, and all outstanding shares of capital stock of each Subsidiary of the Company, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

(b) Company Securities. Except as described in Section 4.03(a), there are no (i) shares of capital stock of, or other equity interest in, the Company that are issued, reserved for issuance or outstanding, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iii), collectively, the “Company Securities”). Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness or similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter (on which stockholders of the Company may vote).

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(c) Other Rights. There are no (i) stockholders agreements, voting trusts, registration rights agreements or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration or disposition of any Company Securities or (ii) legally binding obligations of the Company or any of its Subsidiaries (A) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (B) to make any payment based on the price or value of any equity interests of the Company or any of its Subsidiaries, (C) that obligates it to repurchase, redeem or otherwise acquire any Company Securities or (D) to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person.

(d) Subsidiary Securities. Each outstanding share of capital stock or other equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

Section 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the TBOC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.05 No Conflict; Required Filings and Consents.

(a) No Conflict. The execution and delivery by the Company of this Agreement does not and, subject to receipt of the filing and recordation of appropriate merger documents as required by the TBOC, the performance of this Agreement by the Company will not (i) conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Stockholder has taken all necessary action to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

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(b) Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any Consent or Permit from, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and filing and recordation of appropriate merger documents as required by the TBOC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all material Permits necessary for the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of such Permits is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any Contract or Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.07 Financial Reporting.

(a) Annual Financial Statements. The Company has, prior to the date hereof, made available to Parent true, complete and correct copies of the audited balance sheet of Kyma Batteries as of December 31, 2024 and the related audited statements of operations and comprehensive loss, cash flows and stockholders’ equity of Kyma Batteries for the year then ended (collectively, the “Audited Financial Statements”), all of which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP (except as may be indicated in the notes thereto), (ii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Kyma Batteries as at the date thereof and for the period indicated therein, except as otherwise noted therein and (iii) was audited in accordance with the standards of the PCAOB. The Audited Financial Statements have been prepared from, and are in accordance with, the books and records of Kyma Batteries.

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(b) Interim Financial Statements. The Company, has prior to the date hereof, made available to Parent a true, complete and correct copy of the consolidated unaudited balance sheet of Kyma Batteries as of September 30, 2025 (the “Interim Balance Sheet”), and the related unaudited statements of operations and comprehensive loss and cash flows of Kyma Batteries for the nine-month period then ended (collectively with the Interim Balance Sheet, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes. The Interim Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(c) No Undisclosed Liabilities. Except as and to the extent set forth on the balance sheets of the Financial Statements, neither the Company nor any of its Subsidiaries has any Liability required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or in the notes thereto, except for (i) Liabilities that were incurred in the ordinary course of business since the date of such Interim Balance Sheet, (ii) obligations for future performance under any Contract to which the Company or any of its Subsidiaries is a party or (iii) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Internal Control over Financial Reporting. The Company and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined and required pursuant to Rule 13a-15 promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. During the last five (5) years, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated, (ii) any “material weakness” (as defined pursuant to Rule 12b-2 promulgated under the Exchange Act) in the Company’s and its Subsidiaries’ internal control over financial reporting (whether or not remediated) or (iii) any fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) No Claims. During the last five (5) years, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor or accountant of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

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(f) Certain Legal Matters. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Interim Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business and in accordance with GAAP and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.

(h) Accounts Payable. All accounts payable of the Company and its Subsidiaries reflected on the Interim Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08 Absence of Certain Events or Changes. Since January 1, 2025, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and (b) there has not been any Company Material Adverse Effect.

Section 4.09 Absence of Litigation and Orders. There is no material Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Body or arbitrator, or any Order of any Governmental Body or arbitrator.

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Section 4.10 Employee Benefit Plans.

(a) Plans. Section 4.10(a) of the Company Disclosure Schedule lists all material Plans. For purposes herein, a “Plan” is defined as (i) all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, compensation, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, indemnification or other individual services agreement, which, in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute or is a party, in each case, on behalf of current or former employees, officers, independent contractors or directors of the Company or any of its Subsidiaries or any of the spouses, beneficiaries or dependents of the foregoing, or with respect to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise. Each Plan is in writing and the Company has furnished to Parent a true, correct and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract or agreement to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Absence of Certain Plans. None of the Plans is, nor does the Company, any of its Subsidiaries or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Sections 412, 430 or 4971 of the Code and/or Section 302 or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has liability (contingent or otherwise) with respect to any such Plan. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

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(c) Absence of Certain Obligations. No Company nor any of its Subsidiaries is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person directly as a result of any of the transactions contemplated by this Agreement, nor will any of the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Company or any of its Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code. None of the Plans provides, nor does the Company or any of its Subsidiaries have or reasonably expect to have any obligation to provide, retiree medical benefits to any current or former employee, officer, director, consultant or other individual service provider of the Company or any of its Subsidiaries after termination of employment or service, except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(d) Plan Compliance. Each Plan is, and has been during the last five (5) years, established, funded, operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all Laws including, without limitation, ERISA and the Code. The Company and its Subsidiaries (and any ERISA Affiliates) have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Proceeding. To the Knowledge of the Company, no Plan is under audit or investigation by any Governmental Body.

(e) 401(k) Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f) No Prohibited Transactions. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company and its Subsidiaries. There have been no acts or omissions by the Company, any of its Subsidiaries or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any of its Subsidiaries or any ERISA Affiliate may be liable.

(g) Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the Financial Statements in accordance with the provisions of the applicable Plan, except as would not result in material liability to the Company and its Subsidiaries.

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Section 4.11 Labor and Employment Matters.

(a) Union Activities. None of the Company nor any of its Subsidiaries is party to any collective bargaining agreements, labor union contracts or trade union agreements. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, as of the date hereof, threatened directly against the Company or any of its Subsidiaries. No material grievance or material arbitration Proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of its Subsidiaries and, to the Knowledge of the Company, no claim therefor has been asserted. There is no material charge pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging unlawful discrimination in employment practices before any court or agency and there is no material charge of or Proceeding with regard to any unfair labor practice against the Company or any of its Subsidiaries pending before the National Labor Relations Board.

(b) Employment Law. Except for such failures to be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, termination of employment (including WARN) and collective bargaining). There are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any of its current or former employees. During the last five (5) years, (i) no material allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to the Company or any of its Subsidiaries, initiated, filed or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former employee, officer, director, consultant or other individual service provider of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any current or former employee, officer, director, consultant or other individual service provider of the Company or any of its Subsidiaries.

Section 4.12 Real Property; Title to Assets.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

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(b) Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule lists as of the date hereof the street address of each parcel of Leased Real Property, and sets forth a list as of the date hereof of each lease, sublease, and license pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”), and (i) there are no leases, subleases, concessions or other Contracts granting to any Person other than the Company or any of its Subsidiaries the right to use or occupy any real property covered by such Lease Documents, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions and (iii) there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has subleased, sublicensed or otherwise granted to any Person any right to use, occupy or possess any portion of the Leased Real Property. True, complete and correct copies of all Lease Documents in effect as of the date hereof have prior to the date hereof been made available to Parent.

(c) Other Real Property Matters. There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Title to Assets. The Company or its applicable Subsidiary has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property or asset.

Section 4.13 Intellectual Property.

(a) Company IP. Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned or purported to be owned by the Company and its Subsidiaries: (i) registered Intellectual Property Rights and applications for registrations of Intellectual Property Rights (showing in each case, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar) and (ii) any Proprietary Software or Business Systems that is material to the business of the Company and its Subsidiaries as currently conducted that would have a replacement cost of more than $250,000. To the Knowledge of the Company, the Company IP constitutes all Intellectual Property Rights used or held for use in the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b) IP Ownership. The Company (or its applicable Subsidiary) solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company Licensed IP. All Company Owned IP is subsisting, valid and, except for applications for registrations of Intellectual Property Rights, to the Knowledge of the Company, enforceable. No loss or expiration of any of the Company Owned IP, or, to the Knowledge of the Company, any of the Company Licensed IP, is threatened, or pending. None of the Company Owned IP is subject to any outstanding order of any Governmental Body or arbitrator (except for ordinary course of business Proceedings for the prosecution of applications for registrations of Intellectual Property Rights) or any contract restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by the Company or any of its Subsidiaries or any right, title or interest of the Company or any of its Subsidiaries with respect thereto.

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(c) Enforcement. The Company (or its applicable Subsidiary) has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property Rights in, including the secrecy, confidentiality and value of, the Trade Secrets included in the Company Owned IP and, to the extent contractually obligated, the Company Licensed IP (collectively, “Company Trade Secrets”). No Company Trade Secrets have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid and enforceable written agreement restricting the disclosure and use of Company Trade Secrets, which to the Knowledge of the Company has not been breached by such Person. All current and former officers, employees, consultants and contractors of the Company and its Subsidiaries are under written obligation to the Company and its Subsidiaries to maintain in confidence all Company Trade Secrets and other confidential or proprietary information acquired by them in the course of their employment with or engagement by the Company or any of its Subsidiaries.

(d) Disputes. There have been no pending or, to the Knowledge of the Company, threatened Proceedings with respect to: (i) the ownership, use, scope, validity or enforceability of any Company Owned IP (except for ordinary course of business Proceedings for the prosecution of applications for registrations of Intellectual Property Rights), (ii) the ownership, licensing or use by the Company or any of its Subsidiaries of any other Person’s Intellectual Property Rights, (iii) any actual or potential infringement, dilution, misappropriation or other violation of any Company Owned IP or (iv) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property Rights by the Company. Neither the Company nor any of its Subsidiaries has sent to or received from any other Person any charge, complaint, claim, demand, notice or other communication in connection with clauses (i) through (iv) of the immediately preceding sentence. To the Knowledge of the Company, (A) neither the Company nor any of its Subsidiaries nor the operation of their business (including the development, manufacture, sale or use of Company Products) infringes, misappropriates or violates, and has not infringed, misappropriated or violated, any Intellectual Property Rights of any other Person and (B) no other Person has infringed, misappropriated or violated any of the Company Owned IP.

(e) IP Assignment. All Persons, including all current and former officers, employees, consultants and contractors of the Company and its Subsidiaries, who have contributed to, developed or conceived any Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries have executed valid, written agreements with the Company or its applicable Subsidiary, substantially in the form made available to Parent, pursuant to which such Persons have irrevocably assigned to the Company or its applicable Subsidiary all of their right, title, and interest in and to all such Intellectual Property Rights (excluding, solely with respect to consultants and contractors, modifications made to any pre-existing Intellectual Property Rights owned by such consultants or contractors) to the Company or its applicable Subsidiary, without further consideration or any restrictions or obligations whatsoever.

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(f) Open Source. None of the Proprietary Software that is licensed or made available in any manner by the Company or any of its Subsidiaries to any third party incorporates, links to, or is embedded with any Open Source Software in a manner that (i) conditions the use or distribution of any such Open Source Software on the disclosure of any source code for any portion of such Proprietary Software, (ii) conditions the use or distribution of such Open Source Software on the granting to any Person of (A) the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves) or (B) a license under such Proprietary Software or any rights or immunities under any Company Owned IP, (iii) conditions the use or distribution of any such Open Source Software on such Proprietary Software (other than such portions that are the Open Source Software themselves) being made subject to the terms and conditions of any Open Source Software license, (iv) requires such Proprietary Software (other than such portions that are the Open Source Software themselves) to be made available to any Person or (v) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any such Proprietary Software (other than such portions that are the Open Source Software themselves) on a royalty-free basis. The Company and its Subsidiaries are and have been in compliance with the terms and conditions of all licenses for such Open Source Software. Neither the Company nor any of its Subsidiaries has received a written notice or request from any Person to disclose, distribute or license any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.

(g) Source Code. The Company or one of its Subsidiaries is in actual possession of, and has exclusive control over, the source code for all Proprietary Software (except for licenses granted to consultants and contractors for purposes of the development or maintenance of such Proprietary Software and who are subject to written, valid and enforceable obligations of confidentiality with respect thereto). Neither the Company nor any of its Subsidiaries has provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. Neither the Company nor any of its Subsidiaries is party to any contract requiring the deposit of any proprietary source code with an escrow agent or escrow service. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Proprietary Software.

(h) Business Systems. The Company or one of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted by the Company and its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and during the last five (5) years, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have purchased a sufficient number of seat licenses for its Business Systems.

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(i) Data Protection Requirements. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are and have been during the last five (5) years in compliance with (i) all applicable Privacy/Data Security Laws, (ii) any applicable public or internal privacy or data security policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) any industry standards to which the Company or any of its Subsidiaries is legally bound and (iv) all applicable commitments in any contractual and legal requirements that the Company or any of its Subsidiaries has entered into or is otherwise bound with respect to privacy or data security, data breach notification, electronic communication, marketing by email (collectively, the “Data Protection Requirements”). During the last five (5) years, neither the Company nor any of its Subsidiaries has received, or been served with, any written complaints, subpoenas, demands, enforcement actions or notices, and there have not been any other complaints, subpoenas, demands or notices to the Company or any of its Subsidiaries, or any audits, investigations, claims or other Proceedings of or against the Company or any of its Subsidiaries conducted or asserted, by any other Person (including any Governmental Body), in each case investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirement, except, in each case, other than with respect to any of the foregoing made or initiated by any Governmental Body, as would not be material to the Company and its Subsidiaries. No employee, officer, director, or agent of the Company has been debarred or otherwise forbidden by any Law or any Governmental Body (including judicial or agency order) from involvement in the operations of a business such as that of the Company and its Subsidiaries.

(j) Data Protection Policies. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented reasonable data security safeguards and have maintained physical, technical and administrative security measures and policies, compliant with applicable Data Protection Requirements, that are designed to protect the security and integrity of their Business Systems and that are involved in the collection or processing of any Personal Information or Business Data in the Company’s or one of its Subsidiaries’ possession and control, including implementing reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any of its Subsidiaries has inserted and, to the Knowledge of the Company, no other Person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Company Product components.

(k) Data Breaches. Except as would not have a Company Material Adverse Effect, during the last five (5) years, neither the Company nor any of its Subsidiaries has experienced any unauthorized access to, or misuse, compromise, destruction, loss, alteration, unavailability, acquisition or disclosure of, any Personal Information or Business Data in the Company or any of its Subsidiaries that would require (i) notification of individuals, law enforcement or any Governmental Body or (ii) remedial action under Data Protection Requirements. During the last five (5) years, neither the Company nor any of its Subsidiaries has been subject to, or received written notice of, any Proceeding regarding the Company’s or any of its Subsidiaries’ collection, dissemination, storage or use of Personal Information or Business Data, or the violation of any applicable Data Protection Requirements by the Company or any of its Subsidiaries. To the Knowledge of the Company, during the last five (5) years, no third party that has access to or that receives Personal Information or Business Data from or on behalf of the Company or any of its Subsidiaries has experienced any misuse, compromise or unauthorized access, destruction, loss, alteration, unavailability, acquisition or disclosure of such Business Data, except as would not have a Company Material Adverse Effect.

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Section 4.14 Taxes. The Company and the Subsidiaries have filed all U.S. federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged. All such Tax returns are true, accurate and complete. Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency is now asserting or, to the Knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Interim Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except Liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the last five (5) years. Neither the Parent, the Company nor any Subsidiary will be required to include any item of income or exclude any item of deduction from taxable income in a taxable period (or portion thereof) ending after the Closing Date as a result of (a) change in any method of accounting in any taxable period (or portion thereof) ending on or prior to the Closing Date, (b) installment sale, intercompany transaction or open transaction entered into prior to the Closing, (c) deferred revenue or any prepaid amount received prior to the Closing or (d) closing agreement as described in Section 7121 of the Code or any corresponding or similar provision of state, local or non-U.S. law entered into prior to the Closing. Neither the Company or any Subsidiary has been a member of any affiliated group of entities filing combined, consolidated, or unitary Tax returns (other than any group the common parent of which is the Company) or has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. law provision), as successor, indemnitor or transferee, by contract, by operation of law or otherwise.

Section 4.15 Environmental Matters. (a) Neither the Company nor any of its Subsidiaries has materially violated in the last five (5) years, or is in material violation of, applicable Environmental Law, (b) to the Knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any of its Subsidiaries pursuant to applicable Environmental Laws, (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, (d) the Company and its Subsidiaries have all material permits, licenses and other authorizations required of the Company or any of its Subsidiaries under applicable Environmental Law (“Environmental Permits”) and (e) the Company and any of its applicable Subsidiaries are in all material respects in compliance with its Environmental Permits.

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Section 4.16 Material Contracts.

(a) List of Material Contracts. Section 4.16(a) of the Company Disclosure Schedulelists, as of the date hereof, the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule but excluding any Plan being the “Material Contracts”) and a true and complete copy of which, as in effect as of the date hereof, has been made available by the Company to Parent:

(i) all Contracts involving obligations of, or payments to, the Company or any of its Subsidiaries in excess of $100,000 (other than obligations of, or payments to, the Company or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all Contracts (A) that involve the license of any Intellectual Property Rights to or from the Company or any of its Subsidiaries (but excluding any (1) nonexclusive licenses (or sublicenses) of Company Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or any of its Subsidiaries’ standard form customer agreements as have been provided to Parent on or prior to the date hereof, (2) non-exclusive licenses granted to service providers who access Company Owned IP on behalf of the Company or any of its Subsidiaries as part of their provision of services, (3) nondisclosure agreements entered into in the ordinary course of business, (4) licenses to unmodified, generally commercially available, “off-the-shelf” Software with a replacement cost or aggregate annual license and maintenance fees of less than $75,000) (such Software, “Shrink Wrap Code”) and (5) non-exclusive licenses granted to the Company or any of its Subsidiaries under the Company’s or any of its Subsidiaries’ standard form of employment agreement or (B) that contain a covenant not to sue or constitute a concurrent use agreement, settlement agreement or co-existence agreement, in each case, with respect to any Company Owned IP;

(iii) all Contracts that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company Products or (B) limit, or purport to limit, in any material respect, the Company’s or any of its Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its Company Products or that otherwise limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

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(iv) all Contracts involving indemnification by the Company or any of its Subsidiaries with respect to infringement of Intellectual Property Rights (excluding indemnity obligations of the Company or any of its Subsidiaries included in (A) nonexclusive licenses or sublicenses of Company Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or any of its Subsidiaries’ standard form customer agreements as have been provided to Parent prior to the date hereof, (B) non-exclusive licenses granted to service providers who access Company Owned IP on behalf of the Company or any of its Subsidiaries as part of their provision of services and (C) licenses to Shrink Wrap Code);

(v) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(vi) all Contracts involving the disposition of a material portion of the Company’s or any of its Subsidiaries’ assets or the acquisition of the business or securities or ownership interests of another Person;

(vii) all Contracts involving material uncapped indemnity obligations of the Company or any of its Subsidiaries (other than those excluded from disclosure under Section 4.16(a)(iv));

(viii) all Contracts evidencing indebtedness;

(ix) all partnership, joint venture or similar Contracts;

(x) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party;

(xi) all Contracts with any Governmental Body to which the Company or any of its Subsidiaries is a party, other than any Permits;

(xii) all Contracts that result in any Person or entity holding a power of attorney from the Company or any of its Subsidiaries that materially impacts the Company’s or any of its Subsidiaries’ business, other than powers of attorney granted to law firms in the ordinary course of business in connection with patent prosecution;

(xiii) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company or any of its Subsidiaries of $250,000 or more in a twelve (12) month period; and

(xiv) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

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(b) Validity.  Each Material Contract is valid, binding and enforceable on the Company or its applicable Subsidiary that is a party thereto in accordance with its respective terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or enforceable in accordance with its terms, or in full force and effect, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  In the last five (5) years, neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, other notice (i) of a breach or default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or any of its Subsidiaries in writing that it intends to terminate or not renew a Material Contract or (ii) challenging the validity or enforceability of any Material Contract, except in the cases of clauses (A) and (B) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice from any counterparty to any Material Contract seeking to adversely modify its relationship with the Company or its Subsidiaries under such Material Contract from the manner in which such relationship has been conducted during the twelve (12) months prior to the date hereof, except for such modifications that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 4.18 Certain Business Practices. None of the Company, any Subsidiary or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (c) made any payment in the nature of criminal bribery.

Section 4.19 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any of its Subsidiaries has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Company Products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) an economic interest in any Person that purchases from or sells or furnishes to, or proposes to the Company or any of its Subsidiaries to purchase from or sell or furnish to, the Company or any of its Subsidiaries, any goods or services, (c) a beneficial interest in any Material Contract or (d) any contractual or other arrangement with the Company or any of its Subsidiaries, other than in the case of this clause (d) customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.19. Neither the Company nor any of its Subsidiaries has, during the last five (5) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of its Subsidiaries or (ii) materially modified any term of any such extension or maintenance of credit.

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Section 4.20 Exchange Act. Neither the Company nor any of its Subsidiaries is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Full Disclosure. No representation or warranty by the Company or the Stockholder in this Agreement and no statement contained in the Company Disclosure Schedule or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material and adverse fact, or omits to state a material and adverse fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not materially misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.01 Organization. The Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Stockholder is not in violation of any of the provisions of its Organizational Documents. Energizer Systems, LLC and the Stockholder are both entities that are disregarded as separate from their owner, which is David J. Durrett, for U.S. federal and applicable state and local tax purposes.

Section 5.02 Authority Relative to This Agreement. The Stockholder has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by the Remedies Exceptions. The Stockholder has taken all necessary action to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

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Section 5.03 No Conflict; Required Filings and Consents.

(a) No Conflict. The execution and delivery by the Stockholder of this Agreement does not and, subject to receipt of the filing and recordation of appropriate merger documents as required by the TBOC, the performance of this Agreement by the Stockholder will not (i) conflict with or violate the Organizational Documents of the Stockholder, or (ii) conflict with or violate any Law applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Required Filings and Consents. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any Consent or Permit from, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the TBOC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

Section 5.05 Title. The Stockholder has good and valid title to all of the Company Shares, free and clear of any Lien, including any preemptive right, right of first refusal, or similar right, by contract or otherwise to any Person. Other than the Organizational Documents of the Company that have been made available to Parent prior to the date hereof, there is no Contract by and between the Stockholder and any other Person which currently affects or relates to the voting or giving of written consents with respect to any Company Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports publicly available prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such the Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.03 (Parent Capitalization) and Section 6.04 (Authority Relative to This Agreement)), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and each has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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Section 6.02 Organizational Documents. Each of Parent and Merger Sub has heretofore furnished to the Company true, complete and correct copies of their respective Organizational Documents. The Organizational Documents of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Organizational Documents.

Section 6.03 Parent Capitalization.

(a) Capital Stock. Immediately following the effectiveness of the Parent Articles and prior to the Merger, the authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock, comprised of 566,000,000 shares of Class A Parent Common Stock, 224,000,000 shares of Class B Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. Immediately following the effectiveness of the Parent Articles and prior to the Merger, 5,950,000 shares of Class A Parent Common Stock were issued and outstanding no share of Class B Parent Common Stock was issued or outstanding. All issued and outstanding shares of Parent Common Stock (including the shares of Class B Parent Common Stock to be issued pursuant to the Merger) are, or will be, validly issued, fully paid, nonassessable and free of any preemptive rights. All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. All outstanding shares of Parent Common Stock (including the shares of Class B Parent Common Stock to be issued pursuant to the Merger) have been, or will be, issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

(b) Merger Sub Securities. The authorized, issued and outstanding capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or Merger Sub free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or Merger Sub’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 6.04 Authority Relative to This Agreement. Parent and Merger Sub each has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the TBOC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by the Remedies Exceptions. Parent, as sole shareholder of Merger Sub, has taken all necessary action to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, on behalf of Merger Sub.

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Section 6.05 No Conflict; Required Filings and Consents.

(a) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement does not and, subject to receipt of the filing and recordation of appropriate merger documents as required by the TBOC, the performance of this Agreement by Parent and Merger Sub will not (i) conflict with or violate the Organizational Documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Parent or Merger Sub pursuant to, any Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any Consent or Permit from, or filing with or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the TBOC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 6.06 Reporting and Certain Compliance Matters.

(a) Independent Accountants. To the Knowledge of Parent, JP Centurion & Partners PLT, who have certified certain financial statements of Parent and delivered their report with respect to the audited financial statements included in the Parent SEC Reports, have at all times been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the PCAOB thereunder.

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(b) Accounting System. To the Knowledge of Parent, (i) Parent makes and keeps accurate books and records and maintains a system of internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Parent SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto, (ii) neither Parent nor any director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices.

(c) Financial Statements. To the Knowledge of Parent, (i) as of their respective filing dates, the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Reports (A) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (B) were prepared in accordance with GAAP unless otherwise noted therein and (C) fairly present, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. There has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, (ii) Parent has not incurred any Liabilities except those incurred in the ordinary course of business since the date of such financial statements and (iii) the books of account and other financial records of Parent are true and complete in all material respects, and there is no transaction, arrangement or other relationship between Parent and an unconsolidated or other off-balance sheet entity that is required to be disclosed by Parent in the Parent SEC Reports and is not so disclosed.

(d)       Filings with Government Agencies.  To the Knowledge of Parent, (i) Parent is a voluntary reporting company as that term is described by the Securities Act, and has, on a timely basis and at all times, filed or furnished all required Parent SEC Reports, (ii) as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), each of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) there are no material outstanding or unresolved comments in comment letters from the staff of the SEC with respect to any of the Parent SEC Reports and (iv) Parent has also filed or made, on a timely basis and at all times, all forms filings with the State of Nevada that are required and is current in its filings and reporting to the State of Nevada.

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(e)        Sarbanes-Oxley Act; Disclosure Controls.  To the Knowledge of Parent, (i) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, (ii) Parent maintains a system of internal accounting controls designed to ensure that (A) material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer by others within those entities and (B) that information required to be disclosed by Parent in Parent SEC Reports is recorded, processed, summarized and reported with.in the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (iii) Parent has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the certifying officers by others within those entities, particularly during the period in which Parent’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared, (iv) Parent has established internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (v) Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures and Parent’s internal control over financial reporting (collectively, “Internal Controls”) as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”), (v) Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Internal Controls based on their evaluations as of the Evaluation Date, (vi) since the Evaluation Date, there have been no significant changes in Parent’s Internal Controls or in other factors that could materially affect Parent’s Internal Controls and there have been no material weaknesses in Parent’s Internal Control over financial reporting (whether or not remediated) and (vii) Parent maintains a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

Section 6.07 Absence of Litigation and Orders. There is no material Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or any property or asset of the Parent or any of its Subsidiaries. Neither the Parent nor any of its Subsidiaries nor any material property or asset of the Parent or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Parent, continuing investigation by, any Governmental Body or arbitrator, or any Order of any Governmental Body or arbitrator.

Section 6.08 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

Section 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

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ARTICLE VII

COVENANTS

Section 7.01 Public Announcements; Form 8-K.

(a) Public Announcements. Subject to Section 7.01(b), no party hereto nor any Affiliate or any Representative of such party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties hereto) with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, on the advice of legal counsel to such party hereto, required by any applicable Law, Order, court process or the rules and regulations of any national securities exchange, then such party hereto may make or issue the legally required report, statement or release and promptly furnish the other parties hereto with a copy thereof.

(b) Form 8-K. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Closing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the date hereof. Within four (4) Business Days after the date hereof, Parent shall file a current report on Form 8-K (the “ClosingFiling”) with the Closing Press Release and a description of the Closing as required by applicable securities Laws. The Stockholder and the Company shall fully cooperate with Parent, and provide all information necessary and appropriate, in connection with the preparation and filing of the Closing Filing. All information provided by the Company and the Stockholder for inclusion in the Closing Filing shall be true and correct, in all material respects, and shall not omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not materially misleading.

Section 7.02 D&O Indemnification. The Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Organizational Documents of the Surviving Corporation at the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or its Subsidiaries, unless such modification shall be required by Law.

Section 7.03 Further Assurances. At any time or from time to time after the Closing, each of the parties hereto shall, at the request of any other party hereto and at such requesting party’s expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

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ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article VIII and any corresponding definitions or applicable rules of construction set forth in Article I.

Section 8.02 Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

Section 8.03 Notices. All notices, requests, demands, claims, and other communications required or permitted to be delivered, given, or otherwise provided under this Agreement must be in writing and must be delivered, given, or otherwise provided (a) by hand (in which case, it shall be effective upon delivery), (b) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective on the Business Day after being deposited with such courier service) or (c) by electronic mail (in which case, it shall be effective when transmitted, unless transmitted after 5:00 p.m. (local time of the recipient address set forth below) on a Business Day or on a day that is not a Business Day, then on the next Business Day, in each case, with no “bounce back” received), in each case of clauses (a) through (c), to the address listed below (each of the parties hereto may also specify a different address by giving notice to the other parties hereto in accordance with this Section 8.03):

If to Parent, Merger Sub and, after the Effective Time, the Surviving Corporation:

Independence Power Holdings, Inc.

14114 Dallas Parkway, Suite 200

Dallas, Texas 75254

Attention: Todd Parkin and

Scott Stephenson

E-mail: tkparkin@rinconstrategic.com

stephenson@independco.com

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with a copy (which shall not constitute notice) to:

Vedder Price P.C.

600 Brickell Ave, Suite 1500

Miami, Florida 33131

Attention:   Adam L. Schwartz;

Kenneth A. Gerasimovich and

John T. Blatchford

E-mail:    aschwartz@vedderprice.com;

kgerasimovich@vedderprice.com and

jblatchford@vedderprice.com

If to the Company, prior to the Effective Time, or the Stockholder:

Independence Power, Inc.

14114 Dallas Parkway, Suite 200

Dallas, Texas 75254

Attention: David J. Durrett

E-mail: durrett@independco.com

with a copy (which shall not constitute notice) to:

Shamoun & Norman, LLP

1800 Valley View Lane, Suite 200

Farmers Branch, Texas 75234

Attention: Brian K. Norman, esq.

E-mail: bkn@snlegal.com

Section 8.04 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, any covenant or other obligation hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, or default under, any such covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 8.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof were, under applicable Law, to be found invalid or unenforceable in any respect by a court of competent jurisdiction, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law and to otherwise give effect to the intent of the parties hereto.

Section 8.06 Entire Agreement; Succession and Assignment.

(a) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

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(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto; provided, that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, further, that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

Section 8.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.02 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and Section 8.12 (which is intended to be for the benefit of the Released Related Parties of any party hereto).

Section 8.08 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in state or federal court located in Dallas County, Texas, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.09 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement (including any non-contractual claim), any of the transactions contemplated hereby, the relationship of the parties hereto or the interpretation and enforcement of the rights and duties of the parties hereto, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Texas (including in respect of the statute of limitations or other limitations period or procedural Law applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction); provided, that the Laws of the State of Nevada may apply as may be necessary to legally effect the Merger under NRS 92A.120 et seq.

Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

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Section 8.11 Arbitration. ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION, OR VALIDITY HEREOF, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE RESOLVED BY SUBMISSION TO ARBITRATION. IF THE PARTIES PERMANENT RESIDENCE IS IN TEXAS, THE DISPUTE SHALL BE SUBMITTED TO ARBITRATION IN THE COUNTY OF DALLAS, STATE OF TEXAS, BEFORE AN ARBITRATOR SELECTED BY THE DALLAS JAMS SELECTION PROCEDURE (THE “ARBITRATOR”). THE ARBITRATION SHALL BE ADMINISTERED BY DALLAS JAMS, PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES, AND IN ACCORDANCE WITH THE EXPEDITED PROCEDURES CONTAINED THEREIN. IF THE PARTIES PERMANENT RESIDENCE IS NO LONGER IN TEXAS, THE PARTIES SHALL AGREE TO A LOCAL ARBITRATOR. THE ARBITRATOR SHALL FOLLOW ANY APPLICABLE FEDERAL LAW AND TEXAS STATE LAW IN RENDERING AN AWARD. JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION OVER THE DISPUTE, CLAIM, OR CONTROVERSY SUBMITTED TO SUCH ARBITRATION. THIS SECTION SHALL NOT PRECLUDE ANY PARTY HEREIN FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS ONLY. FURTHER, EACH PARTY AGREES AND ACKNOWLEDGES THAT THE ARBITRATOR’S DECISION SHALL BE FINAL, BINDING, AND CONFIDENTIAL, TO THE FULLEST EXTENT PERMITTED BY LAW, AND ENFORCEABLE BY ANY COURT HAVING JURISDICTION THEREOVER.

Section 8.12 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Released Related Party of a party hereto shall have any liability for any Liabilities of the parties hereto, whether in connection with a Proceeding (whether in tort, contract or otherwise) or otherwise, for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No party hereto shall have any right of recovery in respect hereof against any Released Related Party of any party hereto and no personal liability shall attach to any Released Related Party of a party hereto through such party hereto, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this Section 8.12 are intended to be for the benefit of, and enforceable by the Released Related Parties of the parties hereto and each such Person shall be a third party beneficiary of this Section 8.12.

Section 8.13 Consent to Merger. The Stockholder acknowledges that it has had the opportunity to review this Agreement and that it has consulted, or had the opportunity to consult, with independent legal, Tax, accounting, regulatory and financial advisors regarding its rights and obligations under this Agreement and that it fully understands the terms and conditions set forth, and the transactions contemplated, herein. The Stockholder, as evidenced by its signature hereto, does hereby waive all notice of the time, place and purposes of a special meeting of the Company’s stockholders for the purpose of adopting this Agreement and approving the Merger, and pursuant to the Company’s Organizational Documents and the TBOC, does hereby irrevocably consent in writing to the adoption of this Agreement and the approval of the Merger pursuant to the terms of this Agreement, and does hereby agree to be legally bound by the provisions and obligations hereof.

Section 8.14 Counterparts and Electronic Signature. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a .pdf signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

PARENT:

INDEPENDENCE POWER HOLDINGS, INC. (F/K/A TRIUNITY BUSINESS SERVICES LIMITED)

By:	/s/ Scott Stephenson
Name:	Scott Stephenson
Title:	President

MERGER SUB:

TRIUNITY MERGER SUB INC.

By:	/s/ Scott Stephenson
Name:	Scott Stephenson
Title:	President

COMPANY:

INDEPENDENCE POWER, INC.

By:	/s/ Todd Parkin
Name:	Todd Parkin
Title:	Chief Executive Officer

STOCKHOLDER:

INDEPENDENCE INVESTORS LLC

By:	/s/ David J. Durrett
Name:	David J. Durrett
Title:	Manager

Signature Page to Agreement and Plan of Merger

SCHEDULE 2.05

Directors and Officers of Surviving Corporation

Directors:

1. Todd Parkin

2. Scott Stephenson

Officers:

1. Todd Parkin – Chief Executive Officer and President

2. Scott Stephenson – Chief Financial Officer, Treasurer and Secretary

Schedule 2.05 to Agreement and Plan of Merger